Exhibit 10.14

THIS AGREEMENT MADE THIS 4th DAY OF JUNE, 2007

BETWEEN:
Pacific Copper Corp.
1226 White Oaks Boulevard
Suite 10A Oakville Ontario
L6H 2B9
(together hereinafter called the said “Pacific”)

OF THE FIRST PART
AND:
473203 B.C. LTD. dba
Nicola Diamond Drilling
1270 Salish Rd
Kamloops, BC
(hereinafter called “NICOLA”)

OF THE SECOND PART
AND:
Larry Sostad
818 - 470 Granville St.
Vancouver, BC V6C 1V5
(hereinafter called “Sostad”)
OF THE THIRD PART

WHEREAS Pacific has requested NICOLA to complete a minimum of 5,000 (Five thousand) feet, of diamond drilling during the 2007 field season, along with the other services as herein set forth, on Pacific’s properties at, about, or near the Mazama Claims that are located in Okanagan County, Washington State, U.S.A.

AND WHEREAS NICOLA has agreed to do the said diamond drilling and to perform the other services required upon the terms, conditions and provisos herein contained.

NOW THEREFORE this agreement Witnesseth that in consideration of the payment of the amount herein stipulated and of the mutual covenants hereinafter contained, the parties hereto agree as follows:

SCHEDULE OF RATES – CORING RATES

THAT Pacific hereby employs NICOLA to drill on any of Pacific’s properties at, about, or near the Mazama Claims that are located in Okanagan County, Washington State, U.S.A. (hereinafter referred to as the “said property”) a series of bore holes using an NQ core barrel producing a core of approximately two (2) inches or less. Pacific agrees to pay NICOLA on a by the foot bases for all drilling, according to the following schedule and/or rates:

Holes	From		To	Price/Foot
1-7 or more	0 feet	to	150 feet	$35.00 US funds per foot
1-7 or more	150 feet	to	300 feet	$37.00 US funds per foot

It is understood that measurements of all bore holes for the above stated period of drilling shall be from the top of the casing or stand pipe, as the case may be.

NICOLA does not guarantee the direction of any hole beyond the collar and will make best efforts to get as high of percentage of core recovery as due diligence and current techniques will allow. NICOLA does not guarantee to drill any hole to any specified depth but will make best efforts to complete all holes.

Daily core samples will be available at the drilling sites for Pacific to pick up. Daily core samples shall be the whole responsibility of Pacific including but not limited to pick-up and transportation.

FIELD COST

THAT it is agreed that field cost be defined as all direct or indirect labour, including supervision, drill and support equipment per hour, all pipe, tools or casing lost, any diamond products, and all materials, services and supplies used or consumed in this field of work shall be paid by Pacific including the following:

RATES:
Labour:	$65.00 per man hour
Drill:	$110.00 per drill hour
Tractor Trailer:	$110.00 per hour
4x4 (each)	$100.00 per day
ATV (each)	$79.55 per day
Supply Pump (bean 420)	$75.00 per day
Materials or services required (F.O.B. the drill site): cost plus 10% (ten percent)

HQ DRILLING

It is understood that all mutually agreed to HQ diamond core drilling including all related activities and equipment will be charged as herein the set rates for NQ Drilling plus 10% (Ten Percent).

OVERBURDEN

THAT Pacific agrees to pay for casing or stand pipe for any Hole(s), on a field cost basis including the following schedule and/or rates:

Holes	From		To	Price/Foot
1-7 or more	0 feet	to	30 feet	$35.00 US funds per foot

MOBILIZATION – DEMOBILIZATION

THAT NICOLA agrees to move its equipment, personnel, vehicles, and supplies, from their current place of rest to the Mazama property and from the Mazama property back again, on a field cost basis.

MOVING BETWEEN HOLES – SETTING UP – TEARING DOWN

THAT Pacific agrees that hours employed tearing down the drill and support equipment, moving the drill and support equipment between holes, setting up the drill and support equipment and all related activities, including the drilling of any needed anchors, will be charged on a field cost basis.

WATER SUPPLY

That NICOLA agrees that the above schedule of rates is deemed to include the pumping of water for drilling from an adequate water source up to a lateral distance of 450 (four hundred fifty) feet and/or lift of less than 75 (seventy-five) feet during none freezing temperatures. Should any of the above water requirements be exceeded, NICOLA will when ever possible supply the needed extra equipment and man hours on a field cost basis. The setup, removal and maintenance of all drill related water systems including but not limited to lines, heaters, shacks, and pumps will be charged at a field cost rate.

DRILLING WITH MUD – HOLE STABILIZING

THAT it is mutually agreed that should any stabilizing or mud be required, to aid in core recovery and hole completion, including any grease and/or additives, while core drilling, such mud additives and/or activities will be charged on a field cost basis.

That hole(s) stabilizing shall mean reaming, circulating mud and/or additives through cavities, loose or caving materials or faulted areas and any related activities.

DOWNHOLE TESTING

THAT NICOLA agrees to do any acid drip and/or any down hole surveying tests as requested by Pacific representative on a field cost basis. Any lost or damaged hole testing equipment will be charged to Pacific on a field cost basis.

CORE BOXES

Pacific agrees to supply all core boxes, in the correct size along with lids for transporting at no cost to NICOLA.

REAMING AND CASING

THAT Pacific agrees that any reaming of rods and/or casing along with the cementing due to poor hold conditions shall be completed on a field const basis. Casing and/or would also be charged at the rate of $9.00 per foot reamed.

CAVED OR BROKEN GROUND

THAT in the event that cavities and/or loose and/or swelling ground and caving materials and/or excessive water are encountered of a nature to prevent the successful completion of any hole, NICOLA does not, under such conditions but not limited to such conditions, guarantee to drill to pre-determined depth. In the event it becomes necessary to abandon the hole, Pacific agrees to pay for such incomplete holes and the rate herein specified for all foots completed. In the event that caved or broken ground conditions prevent normal drilling, including but not limited to the blocking of the inner tube assembly from locking position, any needed techniques used to fix and/or prevent this from happening will be charged on a field cost basis.

LOST OR DAMAGED EQUIPMENT

Whenever conditions cause pipe, casing and/or any attachments to be damaged, lost, left and/or stuck in a hole, Pacific agrees to pay for said casing, pipe and all attachments at field cost rates. Any time spent on the process to retrieve or fix the said pieces will be charged on a field cost basis.

DIRECTIONAL AND CONTROLLED DRILLIDNG

THAT it is mutually agreed that directional drilling to change the direction of a drill hole and controlled drilling to maintain the angle of a bore hole shall not be part of this agreement.

ACCESS ROADS – DRILL SITES

Pacific is also responsible for and agrees to properly prepare the access roads to and from the drill sites including the drill pads and sumps at no charge to NICOLA. NICOLA agrees to case and drill on the sites and at angles and azimuth selected by the Pacific representative relating to the place and time of drilling. Both Pacific and NICOLA agrees that no drilling hole shall be collared at an angle of less than 45 (forty-five) degrees. Any of NICOLA’S resources (man, equipment, supplies), spent and/or used on the building, preparing or cleaning up of any roads, pads or drill sites will be charged at a field cost rate.

TRAVEL

Daily travel time for any and all drilling related activities of men and supplies will be charged on a field cost basis.

FUELS AND OILS

That Pacific agrees to pay for all fuels, oils and greases necessary for the completion of the minimum foots, including any drilling beyond the minimum to be drilled, at no cost to Nicola.

BOARD AND LODGING

THAT Pacific will supply board and lodging suitable to NICOLA for any and all NICOLA’S personnel at no cost to NICOLA.

RIGHTS OF WAY, INGRESS AND EGRESS

THAT Pacific shall prove, at no cost to NICOLA, all rights of way and ingress and egress to all lands that may be required to enable NICOLA to carry out the work as specified. NICOLA shall be permitted through Pacific to cut and fell any timber on Pacific’s Mineral property as may be required in the course of work. Pacific shall obtain prior permission as required by the relevant authorities in accordance with all rules and regulations of the necessary authorities before giving specific instructions to NICOLA.

DAILY SHIFT RPORTS

THAT Pacific agrees to have representatives or agents on or near the property to sign daily shift reports on a regular basis and that cost items, hours and core drilled shall be deemed accepted but not limited to the said reports.

PAYMENTS

THAT it is mutually agreed between the parties that invoices will be rendered at the rates specified in the herein agreement in US Funds and payment of the invoices shall be due and owing on issuance of invoices and in accordance with the terms hereinafter set out, that is:

Invoices shall be issued for all work preformed no less than every 14 days, and payment in US Funds shall be due and owing and payable upon receipt.

Where default of payment in US Funds of the invoice occurs the interest rate of 2% (two percent) monthly, 24% (twenty four percent) yearly, will be added on outstanding invoice(s). Compounded shall be payable in US Funds and all costs, charges and expenses made in collection of the invoice(s) outstanding and unpaid shall be added to the balances outstanding and be payable in US Funds forthwith together with interest at the said rate.

Where default of payment of the invoice(s) occurs NICOLA reserves the right to put its equipment and personnel on stand-by and/or if it wishes remove its equipment and personnel from property.

All payments due under this agreement shall be made by Sostad on behalf of Pacific.

Pacific shall initially advance $150,000 to Sostad to be deposited in a separate account and paid to NICOLA against invoices addressed to Pacific and approved by Sostad.

Unless otherwise agreed, Pacific shall continue to advance funds to Sostad as required to meet all payments due to NICOLA

SECURITY

THAT NICOLA will not give out any information regarding drill results or give access of core to any person other than to any of Pacific’s employees.

ENVIRONMENTAL REQUIREMENTS

All labour, supplies and equipment used by NICOLA for any and all environmental issues will be charged on a field cost basis.

COMPENSATION AND INSURANCE

THAT NICOLA shall maintain coverage for all its personnel under the Worker’s Compensation Laws of Washington State, Okanagan County. NICOLA shall provide, maintain, and pay for public, automobile and Comprehensive General Liability Insurance in the amount of a minimum $1,000,000.00 (One Million Dollars) per occurrence, excluding any claims arising out of any negligent act or omission of NICOLA its servants or agents. NICOLA shall not be responsible for strikes, fires, and Acts of God for any damages due to any cause beyond its active control. NICOLA shall provide proof of such insurance to Pacific prior to commencement of any work on Pacific’s properties.

DISCIPLINE

NICOLA shall at all times enforce strict discipline and maintain good order among its employees. Any employee of NICOLA who is justifiably objectionable and unsatisfactory to Pacific shall be removed from the job and replaced by an employee who is deemed satisfactory as soon as possible.

PROGRAM SCHEDULE

The drilling program will commence on approximately April 15th, 2007 as long as the drill, equipment and personnel are available. A minimum of 1 (One) drill with up to three workers, 1 (one) driller and up to 2 (two) driller helpers per drill will be used for the program. Work will proceed with the two shits working 12 hours (TWELVE HOURS) per shift, 7 (SEVEN) days per week, or as near to this schedule as can be maintained. Drilling will continue until the lesser of 5000 (Five thousand) feet has been drilled or 45 (Forty Five) days has passed. Further core drilling can continue either after the minimum feet have been drilled and/or the maximum days have passed under the terms of this contract if NICOLA wishes and the total feet to be drilled have not been completed.

STAND BY

Should NICOLA be on stand by, for any reason directly or indirectly related to the drilling of the minimum footage including air support and/or the weather conditions then Pacific agrees to pay for stand by on a field cost basis continuously until the delay is removed, corrected and/or goes away.

DEPOSIT-RETAINING FEE

That Pacific agrees, on signing of this statement, to advance a retaining fee of $50,000.00 (Fifty Thousand Dollars) to NICOLA and will be applied against final invoices.

COUNTERPARTS

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS THEREFORE the parties hereto have hereunto have executed this agreement as of the date first written above.

/s/Victor Coutlee
Victor Coutlee, President
473203 B.C. LTD.
dba NICOLA DIAMOND DRILLING

/s/Stafford Kelley
Stafford Kelley, Corporate Secretary
Pacific Copper Corp.

/s/Larry Sostad
Larry Sostad